UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 28, 2004

TRAMMELL CROW COMPANY

(Exact name of Registrant as specified in its charter)

Delaware	1-13531	75-2721454
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2001 Ross Avenue Suite 3400 Dallas, Texas		75201
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:  (214) 863-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On September 28, 2004, Trammell Crow Company (the “Company”) entered into an employment agreement with Mr. Matthew S. Khourie in connection with Mr. Khourie’s previous appointment as the Company’s President of Development and Investment for the Central United States on July 28, 2004.

Mr. Khourie’s employment agreement became effective September 28, 2004, with an initial term ending on December 31, 2006, and automatically renews for additional one-year terms each December 31 unless either the Company or Mr. Khourie provides a notice of termination.  The Employment Agreement provides that Mr. Khourie will receive an annual base salary payable in accordance with the Company’s customary payroll practices for executive officers, subject to increase at any time by the Board of Directors, and subject to decrease in the same manner and to the same extent that the annual base salary of other senior executives is decreased.  Mr. Khourie is eligible to receive annual bonus payments as the Board of Directors or the Compensation Committee of the Board of Directors may specify in its sole discretion, and is entitled to participate in the Company’s compensation, retirement, health and welfare benefit plans applicable to the Company’s executive officers. Mr. Khourie is also eligible to receive a development incentive payout based on the financial performance of the Company’s Houston Development and Investment Business Unit, which he headed until undertaking his current position, with respect to the 2004 calendar year in accordance with the Company’s 2001 Annual Cash Incentive Program for Principals.  Mr. Khourie is entitled to certain termination payments in the event that, prior to a change in control, he is terminated by the Company without cause or he terminates his employment with good reason.

If the Company experiences a change in control and Mr. Khourie’s employment is terminated on or within two years thereafter by the Company without cause, by Mr. Khourie for good reason or upon the Company’s election not to renew Mr. Khourie’s employment, Mr. Khourie is entitled to receive the following compensation in addition to awarded but unpaid bonuses and accrued base salary, benefits and investment plan participation amounts:  (i) cash payments in the amounts of two and one-half  times (a) Mr. Khourie’s highest annual base salary for the preceding 12 months, and (b) one-half of Mr. Khourie’s mean annual bonus for the preceding three years plus one-half of Mr. Khourie’s current annual bonus target; (ii) cash payments in the amounts of (a) the unvested portion of any matching contribution account under the Company’s 401(k) Plan, and (b) two and one-half times the Company’s matching contribution under its 401(k) Plan for the calendar year prior to the year in which the termination occurs; (iii) continuing coverage under the Company’s health plan for two and one-half years, with the active employee cost to be paid by Mr. Khourie; (iv) a pro rated bonus payment based on the average percentage of annual cash incentive bonuses paid to the Company’s other senior executives payable when such incentive bonuses are paid to other senior executives; (v) expenses for enrollment in an outplacement program for up to 12 months; and (vi) continued vesting of all awards granted after a change in control under the Company’s Long Term Incentive Plan for a period of 18 months.  Upon a change in control, all awards held by Mr. Khourie pursuant to the Company’s equity incentive plans will automatically vest and become exercisable.

The employment agreement provides that Mr. Khourie may not compete with the Company or solicit its employees, or interfere with certain of the Company’s business relationships, during his employment with the Company and for 12 months after termination in the event the termination is by the Company for cause, by Mr. Khourie without good reason, or due to a non-renewal election by Mr. Khourie within two years after a change in control.

The employment agreement is attached hereto as Exhibit 10.1 to this report on Form 8-K and is incorporated herein by reference. This description summarizes certain provisions of the employment agreement and is qualified in its entirety by reference to the terms and conditions in the attached employment agreement.

Item 9.01 – Financial Statements and Exhibits

Exhibit Number	Exhibit Title

10.1	Employment agreement dated as of September 28, 2004, between the Company and Matthew S. Khourie

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAMMELL CROW COMPANY

Date: September 29, 2004	By:	/s/ J. CHRISTOPHER KIRK
J. Christopher Kirk
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit Title

10.1	Employment agreement dated as of September 28, 2004, between the Company and Matthew S. Khourie